Exhibit 10.1

September 9, 2011

Mr. Kenneth Denman

Re:	Separation Agreement

Dear Ken:

This letter sets forth the substance of the separation agreement (the “Agreement”) that Openwave Systems, Inc. (the “Company”) is offering to you to aid in your employment transition.

1. Separation Date; Resignation from Board of Directors. Your last day of work with the Company and your employment termination date will be September 9, 2011 (the “Separation Date”). As a condition of this Agreement, you hereby resign from any and all positions which you hold on the Company’s Board of Directors effective as of the Separation Date.

2. Accrued Salary and Vacation. On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether or not you sign this Agreement.

3. Severance Benefits. If you sign this Agreement and allow the releases contained herein to become effective, then the Company will provide you with the following severance benefits:

(a) Severance Payment. The Company will pay you, as severance, the amount of $450,000.00, subject to standard payroll deductions and withholdings (the “Severance Payment”). The Severance Payment is the equivalent of six (6) months of your base salary in effect as of the Separation Date plus fifty (50) percent of your Corporate Incentive Plan annual target bonus in effect as of the Separation Date, less standard payroll deductions and withholdings. The Severance Payment will be paid in one lump sum within thirty (30) days of the Separation Date, provided that you first sign this Agreement and allow the releases contained herein to become effective.

(b) Health Care Continuation Coverage.

(i) COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. Later, you may be able to convert to an individual policy through the provider of the Company’s health insurance, if you wish.

(ii) COBRA Premiums. If you timely elect continued coverage under COBRA, the Company will pay your COBRA premiums necessary to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) March 31, 2012; (ii) the date you and your eligible dependents, if applicable, become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.

(iii) Special Cash Payments in Lieu of COBRA Premiums. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay to you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month (including premiums for you and your eligible dependents who have elected and remain enrolled in such COBRA coverage), subject to applicable tax withholdings (such amount, the “Special Cash Payment”), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payments toward the cost of COBRA premiums. On the thirtieth (30th) day following the Separation Date, the Company will make the first payment to you under this paragraph, in a lump sum, equal to the aggregate Special Cash Payments that the Company would have paid to you through such date had the Special Cash Payments commenced on the first day of the first month following the Separation Date through such thirtieth (30th) day, with the balance of the Special Cash Payments paid thereafter on the schedule described above.

(iv) Effective Time. The Company’s obligation to pay COBRA Premiums/Special Cash Payments shall commence when you execute this Agreement.

(c) Outplacement Services. You will be eligible to receive up to six (6) months of outplacement assistance in the form determined by the Company offered through a third-party vendor selected by the Company (the “Outplacement Services”). The Company will pay the third-party vendor directly and you will not receive the cash equivalent cost of the Outplacement Services should you choose not to use them.

4. Unemployment Benefits. As part of this Agreement, the Company agrees not to oppose your claim for unemployment compensation benefits, which will be determined by the State of California.

5. Stock Options. You were granted certain options to purchase shares of the Company’s common stock. Under the terms of the Plan governing these stock options, and your stock option grant documents, vesting of all such options will cease as of the Separation Date. However, in further consideration of this Agreement, and notwithstanding any terms to the contrary in the governing stock option plan and grant documents, you will be entitled to exercise any options vested as of the Separation Date for a period of one (1) year following the Separation Date. You acknowledge that the extension of the exercise period for such options may change the tax treatment associated with them and the Company makes no representations or warranties as to the applicable tax treatment.

6. Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you are not entitled to receive, and will not receive, any additional compensation, severance or benefits after the Separation Date, including without limitation any severance benefits specified in your November 12, 2008 Change of Control Severance Agreement. You acknowledge and agree that the severance benefits set forth herein are in full satisfaction of any benefits that may be owed to you pursuant to your November 4, 2008 offer letter agreement with the Company and the Company’s Executive Severance Benefit Policy.

7. Expense Reimbursements. You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. Return of Company Property. Within ten (10) days after the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9. Confidential Information Obligations. Both during and after your employment you acknowledge your continuing obligations under your Confidential Information and Inventions Assignment Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company. You also agree that within ten (10) days after the Separation Date, you will sign and deliver to the Company the “Termination Certification” attached as Exhibit B to your Confidential Information and Inventions Assignment Agreement.

10. Nondisparagement. You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.

11. Release of Claims. In exchange for the Severance Payment, COBRA Premiums/Special Cash Payments, Outplacement Services, extension of your option exercise period, and other consideration provided to you by this Agreement, you hereby generally and completely release Openwave Systems, Inc. and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended).

12. ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”). You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing, as required by the ADEA, that: (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement. Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

13. Section 1542 Waiver. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

14. Exceptions. Notwithstanding the foregoing, you are not releasing any claim that cannot be waived under applicable state or federal law. You are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company. Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein. Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

15. Representations. You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

16. General. This Agreement including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

I wish you good luck in your future endeavors.

Sincerely,

Openwave Systems, Inc.

By:

Charles Levine

Chairman of the Board

Exhibit A - Confidential Information and Inventions Assignment Agreement

Agreed:

Kenneth Denman /s/

Kenneth Denman

September 9, 2011

Date